Exhibit 99.2

UNITED STATES BANKRUPTCY COURT
EASTERN DISTRICT OF MISSOURI
SOUTHEASTERN DIVISION

	§	Chapter 11
In re:	§
	§	Case No. 20-43597-399
BRIGGS & STRATTON	§
CORPORATION, et al.,	§	(Jointly Administered)
§
Debtors.	§

FINDINGS OF FACT, CONCLUSIONS OF LAW, AND
ORDER PURSUANT TO SECTIONS 1129(a) AND (b) OF THE BANKRUPTCY
CODE AND RULE 3020 OF THE FEDERAL RULES OF BANKRUPTCY
PROCEDURE CONFIRMING SECOND AMENDED JOINT CHAPTER 11 PLAN
OF BRIGGS & STRATTON CORPORATION AND ITS AFFILIATED DEBTORS

Briggs & Stratton Corporation and its debtor affiliates in the above-captioned cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), as debtors and debtors in possession (collectively, the “Debtors”) having:

a.	commenced the above-captioned chapter 11 cases by filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code on July 20, 2020;

b.	continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

c.
proposed and filed, on November 9, 2020, the Amended Disclosure Statement for Joint Chapter 11 Plan of Briggs & Stratton Corporation and Its Affiliated Debtors, dated as of November 6, 2020 (Docket No. 1227) (the “Disclosure Statement”) and the Amended Joint Chapter 11 Plan of Briggs & Stratton and Its Affiliated Debtors (Docket No. 1226);

d.
caused notice of the hearing to consider confirmation of the Plan (the “Confirmation Hearing Notice”) to be published in the  St. Louis Post-Dispatch and the national edition of The New York Times, as evidenced by the proof of publication filed on November 18, 2020 (Docket No. 1302) (the “Publication Affidavit”);

e.
filed, on December 4, 2020, the Plan Supplement (Docket No. 1369) (as may be further amended or supplemented in accordance with the terms of the Plan (as defined below) and this Confirmation Order, the “Plan Supplement”);

f.
duly caused the transmittal of the Disclosure Statement and the Plan and related solicitation materials, including forms of ballots (the “Ballots”), notices of non-voting status, and the Confirmation Hearing Notice (as defined below) (collectively, the “Solicitation Materials”), to holders of Claims and Interests in accordance with the Solicitation Procedures Order, as described in the Certificate of Service, filed on November 18, 2020 (Docket No. 1301) (the “Solicitation Affidavit”);

g.
filed the Declaration of Angela M. Nguyen with Respect to the Tabulation of Votes on the Amended Joint Chapter 11 Plan of Briggs & Stratton Corporation and Its Affiliated Debtors, filed on December 15, 2020 (Docket No. 1410) (the “Voting Certification”) attesting and certifying the method and results of the tabulation for the Voting Classes (as defined below) and the calculation of holders of Claims under the Plan who elected to opt out of the third-party release provisions in connection with solicitation of the Plan;

h.
filed, on December 16, 2020, the Second Amended Joint Chapter 11 Plan of Briggs & Stratton and Its Affiliated Debtors (Docket No. 1434) (as supplemented or modified in accordance with the terms thereof and this Confirmation Order, the “Plan”),[1] annexed hereto as Exhibit A;

i.
filed, on December 16, 2020, the Notice of Filing of Amended Exhibit C to Plan Supplement in Connection with Amended Joint Chapter 11 Plan of Briggs & Stratton Corporation and Its Affiliated Debtors (Docket No. 1428), amending Exhibit C to the Plan Supplement; and

j.
filed, on December 16, 2020, the (i) Memorandum of Law in Support of Confirmation of Second Amended Joint Chapter 11 Plan of Briggs & Stratton Corporation and Its Affiliated Debtors and Response to Objections to Confirmation (the “Confirmation Brief”) (Docket No. 1445) and (ii) Declaration of Jeffrey Ficks in Support of the Second Amended Joint Chapter 11 Plan of Briggs & Stratton Corporation and Its Affiliated Debtors (Docket No. 1435) (the “Ficks Declaration”).

This Court having:

a.
entered, on November 10, 2020, an order (Docket No. 1233) (the “Solicitation Procedures Order”), which, among other things, (i) approved the Disclosure Statement under section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, (ii) established December 18, 2020 as the date for the commencement of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”), (iii) approved the form and method of notice of the Confirmation Hearing (the “Confirmation Hearing Notice”), and (iv) established certain procedures for soliciting and tabulating votes with respect to the Plan;

b.	set December 11, 2020, at 5:00 p.m. prevailing Central Time, as the deadline for voting on the Plan (the “Voting Deadline”);

1 Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

c.	set December 11, 2020, at 5:00 p.m. prevailing Central Time, as the deadline for filing objections to confirmation of the Plan (the “Confirmation Objection Deadline”);

d.
set December 18, 2020, at 9:00 a.m. prevailing Central Time, as the date and time for the Confirmation Hearing pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

e.
reviewed the Plan, the Plan Supplement, the Confirmation Brief, the Ficks Declaration, the Voting Certification, and all pleadings, exhibits, statements, responses, and comments regarding confirmation of the Plan, including all objections, statements, and reservations of rights filed by parties in interest on the docket of the Chapter 11 Cases;

f.	held the Confirmation Hearing;

g.	heard the statements and arguments made by counsel with respect to confirmation and objections to confirmation of the Plan; and

h.	considered all testimony, declarations, documents, filings, and other evidence admitted at confirmation.

Due and proper notice of the Confirmation Hearing having been given to holders of Claims and Interests and all other parties in interest in compliance with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), the Local Rules of Bankruptcy Procedure for the United States Bankruptcy Court (the “Court”) for the Eastern District of Missouri (the “Local Rules”), and the Solicitation Procedures Order, as established by the affidavits of service and mailing filed with this Court, including the Solicitation Affidavit, and such notice being sufficient under the circumstances and no further notice being required;

Objections to confirmation of the Plan having been filed by (i) UFP Technologies, Inc. (Docket No. 1395); (ii) A.B. Boyd Co. and Aavid Allcast, LLC (Docket No. 1396); (iii) Oracle America, Inc. (Docket No. 1400); (iv) the United States Securities and Exchange Commission (Docket No. 1401); (v) the Office of the United States Trustee (Docket No. 1405); and (vi) certain insurers (Docket No. 1406) (collectively, the “Objections”).

NOW, THEREFORE based on the foregoing; and after due deliberation thereon and sufficient cause appearing therefor, this Court hereby FINDS, DETERMINES, and CONCLUDES as follows:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY FOUND AND DETERMINED THAT:

A.          Findings of Fact and Conclusions of Law.  The findings and conclusions set forth herein, together with the findings of fact and conclusions of law set forth in the record of the Confirmation Hearing, constitute this Court’s findings of fact and conclusions of law pursuant to Rule 52 of the Federal Rules of Civil Procedure, as made applicable to this proceeding pursuant to Bankruptcy Rules 7052 and 9014.  To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such.  To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.          Jurisdiction, Venue, Core Proceeding.  This Court has jurisdiction over these Chapter 11 Cases and this matter pursuant to 28 U.S.C. § 1334.  Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b) and this Court has jurisdiction to enter a final order with respect thereto.  The Debtors consent to the entry of a final order by the Court in accordance with the terms set forth herein to the extent that it is later determined that the Court, absent consent of the parties, cannot enter final orders or judgments consistent with Article III of the United States Constitution.  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.  The Debtors are eligible debtors under section 109 of the Bankruptcy Code.  The Debtors are proper plan proponents under section 1121(a) of the Bankruptcy Code.

C.          Chapter 11 Petitions.  On July 20, 2020, each of the Debtors commenced with this Court a voluntary case under chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”).  The Debtors were authorized to continue to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.  No trustee or examiner has been appointed pursuant to section 1104 of the Bankruptcy Code.  The Debtors’ Chapter 11 Cases are being jointly administered pursuant to Bankruptcy Rule 1015(b) and Local Rule 1015.

D.          The Creditors’ Committee.  On August 5, 2020, the Office of the United States Trustee for Region 13 appointed the official committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”) (Docket No. 304).

E.          Judicial Notice.  This Court takes judicial notice of the docket of the Debtors’ Chapter 11 Cases maintained by the Clerk of the Court, including all pleadings and other documents filed, all orders entered, all hearing transcripts, and all evidence and arguments made, proffered, or adduced at the hearings held before this Court during the pendency of the Debtors’ Chapter 11 Cases.  Any resolution of objections to the confirmation of the Plan explained on the record at the Confirmation Hearing is hereby incorporated by reference.  All unresolved objections, statements, informal objections, and reservations of rights, if any, related to the Plan, or confirmation of the Plan are overruled in their entirety on the merits and denied.

F.           Burden of Proof.  Based on the record of the Debtors’ Chapter 11 Cases, each of the Debtors has met the burden of proving each element of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence.

G.           Solicitation.  As described in and evidenced by the Solicitation Affidavit and the Voting Certification, transmittal and service of the Solicitation Materials (collectively, the “Solicitation”) were timely, adequate, appropriate, and sufficient under the circumstances.  The Solicitation (i) was conducted in good faith and (ii) complied with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Solicitation Procedures Order, and all other applicable non-bankruptcy rules, laws, and regulations applicable to the Solicitation.  The forms of the Ballots adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for the holders of Claims in Class 4(a) (General Unsecured Claims against BSC), Class 4(b) (General Unsecured Claims against BGI), Class 4(c) (General Unsecured Claims against ABI), Class 4(d) (General Unsecured Claims against BSI), Class 4(e) (General Unsecured Claims against BST)—the Classes of Claims entitled to vote to accept or reject the Plan (the “Voting Classes”).  The period during which the Debtors solicited votes on the Plan was a reasonable period of time for the holders of Claims in the Voting Classes to make an informed decision to accept or reject the Plan.  The Debtors were not required to solicit votes from the holders of Claims or Interests in Classes 1(a)–(e) (Priority Tax Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 2(a)–(e) (Priority Non-Tax Claims against BSC, BGI, ABI, BSI, and BST, respectively), and Classes 3(a)–(e) (Other Secured Claims against BSC, BGI, ABI, BSI, and BST, respectively) (collectively, the “Unimpaired Classes”), as each such Class is Unimpaired under the Plan and is conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  The Debtors were not required to solicit votes from the holders of Classes 5(a)–(e) (Subordinated Securities Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 6(a)–(d) (Intercompany Interests in BGI, ABI, BSI, and BST, respectively), and Class 7(a) (Equity Interests in BSC) (collectively, the “Fully Impaired Classes,” and together with the Unimpaired Classes, the “Non-Voting Classes”) as such holders are not entitled to receive a distribution under the Plan on account of their Claims or Interests, and, thus, pursuant to section 1126(g) of the Bankruptcy Code, such Classes are deemed to reject the Plan.

H.           Notice.  As evidenced by the Solicitation Affidavit and the Voting Certification, all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, adequate, timely, and sufficient notice of the Confirmation Hearing in accordance with the Solicitation Procedures Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and all other applicable non-bankruptcy rules, laws, and regulations, and such parties have had an opportunity to appear and be heard with respect thereto.

I.           Voting.  As described in the Voting Certification, holders of Claims in the Voting Classes are Impaired under the Plan and have voted to accept the Plan in the numbers and amounts required by section 1126 of the Bankruptcy Code.  Votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, and the Solicitation Procedures Order.

J.           Bankruptcy Rule 3016.  In accordance with Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtors as proponents of the Plan.  The Debtors appropriately filed the Disclosure Statement and the Plan with this Court, thereby satisfying Bankruptcy Rule 3016(b).  The discharge, release, injunction, and exculpation provisions of the Plan are set forth in bold and with specific and conspicuous language, thereby complying with Bankruptcy Rule 3016(c).

K.           Plan Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)).  The Plan complies with all applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.  More particularly:

1.          Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)).  In addition to Administrative Expense Claims, Fee Claims, and DIP Claims, which need not be designated, the Plan designates thirty (30) Classes of Claims and Interests.  The Claims or Interests placed in each Class are substantially similar to other Claims or Interests, as the case may be, in each such Class.  Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims or Interests created under the Plan, and such classification does not unfairly discriminate between holders of Claims and Interests.  Accordingly, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

2.          Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)).  Section 3 of the Plan specifies that Classes 1(a)–(e) (Priority Tax Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 2(a)–(e) (Priority Non-Tax Claims against BSC, BGI, ABI, BSI, and BST, respectively), and Classes 3(a)–(e) (Other Secured Claims against BSC, BGI, ABI, BSI, and BST, respectively) are unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

3.         Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)).  Section 3 of the Plan designates Classes 4(a)–(e) (General Unsecured Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 5(a)–(e) (Subordinated Securities Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 6(a)–(d) (Intercompany Interests against BGI, ABI, BSI, and BST, respectively), and Class 7(a) (Equity Interests in BSC) as impaired, and Section 4 of the Plan specifies the treatment of Claims and Interests in such Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

4.          No Discrimination (11 U.S.C. § 1123(a)(4)).  The Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class unless the holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

5.          Implementation of Plan (11 U.S.C. § 1123(a)(5)).  The Plan provides adequate and proper means for the Plan’s implementation, thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

6.          Non-Voting Equity Securities (11 U.S.C. § 1123(a)(6)).  As part of the Plan Supplement, the Debtors prepared and filed a form of (i) Articles of Amendment of Articles of Incorporation of Briggs & Stratton Corporation to be filed with the Department of Financial Institutions of the State of Wisconsin, (ii) Articles of Amendment of Amended and Restated Articles of Incorporation of Billy Goat Industries to be filed with the Secretary of State of the State of Missouri, (iii) Articles of Amendment of Amended and Restated Articles of Incorporation of Allmand Bros., Inc. to be filed with the Secretary of State of the State of Nebraska, and (iv) Articles of Amendment of Articles of Incorporation of Briggs & Stratton International, Inc., to be filed with the Department of Financial Institutions of the State of Wisconsin, which provide, among other things, that the respective Debtors shall not be permitted to issue any non-voting equity securities.  The Plan provides that the only new securities to be issued under the Plan pursuant to Section 4.30(b) of the Plan will be one share of BSC common stock (the “Single Share”) issued to the Plan Administrator to hold in trust as custodian for the benefit of the former holders of Equity Interests in BSC.  Accordingly, the requirements of section 1123(a)(6) are satisfied in the Chapter 11 Cases.

7.          Selection of Officers, Directors, or Trustees (11 U.S.C. § 1123(a)(7)).  Section 5.4(c) of the Plan provides that Alan D. Halperin will serve as the Plan Administrator, as provided in the Plan Supplement, and that the Plan Administrator shall serve as the initial director or manager, as applicable, and sole officer of each Wind-Down Estate after the Effective Date.  The Plan Administrator shall elect such additional directors, managers, and officers as the Plan Administrator deems necessary to implement the Plan and the actions contemplated therein, thereby satisfying section 1123(a)(7) of the Bankruptcy Code.

8.         Impairment/Unimpairment of Claims (11 U.S.C. § 1123(b)(1)).  As contemplated by section 1123(b)(1) of the Bankruptcy Code, Classes 1(a)–(e) (Priority Tax Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 2(a)–(e) (Priority Non-Tax Claims against BSC, BGI, ABI, BSI, and BST, respectively), and Classes 3(a)–(e) (Other Secured Claims against BSC, BGI, ABI, BSI, and BST, respectively) are unimpaired under the Plan.  Classes 4(a)–(e) (General Unsecured Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 5(a)–(e) (Subordinated Securities Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 6(a)–(d) (Intercompany Interests against BGI, ABI, BSI, and BST, respectively), and Class 7(a) (Equity Interests in BSC) are impaired under the Plan.

9.          Assumption and Rejection of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)).  Section 8 of the Plan, governing the assumption and rejection of executory contracts and unexpired leases, satisfies the requirements of section 365(b) of the Bankruptcy Code.  As set forth in the Notice of Proposed Assumption of Executory Contracts and Unexpired Leases of Debtors, attached as Exhibit C to the Plan Supplement (Docket No. 1369) (the “Assumption Notice”) and the Certificate of Service, filed on December 8, 2020 (Docket No. 1387), the Debtors served notice on parties to executory contracts and unexpired leases to be assumed of (i) the Debtors’ intention to assume such contracts or leases (each, an “Assumed Contract”) in connection with the Plan and (ii) the amounts required to cure any prepetition defaults under the Assumed Contracts (the “Cure Amounts”).  Attached to the Assumption Notice as Exhibit 1, is a schedule of the Assumed Contracts (the “Assumption Schedule”) and the proposed Cure Amount (if any) for each Assumed Contract.  Any monetary amounts by which any executory contract or unexpired lease to be assumed under the Plan is in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the Debtors, the Wind-Down Estates, or the Plan Administrator, as applicable, upon assumption thereof.  Accordingly, the requirements of section 1123(b)(2) of the Bankruptcy Code are satisfied.

10.        Settlement of Claims and Causes of Action (11 U.S.C. § 1123(b)(3)).  Section 10.5 of the Plan, which provides a release of certain claims and causes of action owned by the Debtors, and Section 5.10 of the Plan, which preserves for the Debtors all Causes of Action, except as otherwise provided in the Plan, comply with applicable bankruptcy law and, accordingly, the requirements of section 1123(b)(3) of the Bankruptcy Code.

11.        Modification of Rights of Holders of Certain Classes of Claims and Interests (11 U.S.C. § 1123(b)(5)).  In accordance and in compliance with section 1123(b)(5) of the Bankruptcy Code, the Plan properly modifies the rights of holders of Claims and Interests in Classes 4(a)–(e) (General Unsecured Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 5(a)–(e) (Subordinated Securities Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 6(a)–(d) (Intercompany Interests against BGI, ABI, BSI, and BST, respectively), and Class 7(a) (Equity Interests in BSC).  The Plan leaves unaffected the rights of holders of Claims in Classes 1(a)–(e) (Priority Tax Claims against BSC, BGI, ABI, BSI, and BST, respectively), Classes 2(a)–(e) (Priority Non-Tax Claims against BSC, BGI, ABI, BSI, and BST, respectively), and Classes 3(a)–(e) (Other Secured Claims against BSC, BGI, ABI, BSI, and BST, respectively).  Thus, the Plan complies with section 1123(b)(5) of the Bankruptcy Code.

12.         Additional Plan Provisions (11 U.S.C. § 1123(b)(6)).  The permissive provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code.  The failure to address a provision of the Bankruptcy Code specifically in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

13.         Debtors Are Not Individuals (11 U.S.C. § 1123(c)).  The Debtors are not individuals.  Accordingly, section 1123(c) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

14.        Cure of Defaults (11 U.S.C. § 1123(d)).  The Assumption Notice provides for the satisfaction of defaults under each executory contract and unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code.  The Debtors’ determination of the Cure Amounts, as set forth on Exhibit 1 to the Assumption Notice, was made in accordance with the underlying agreements and applicable non-bankruptcy law.  No objections to the Cure Amounts were filed.  Thus, the Plan complies with section 1123(d) of the Bankruptcy Code.

L.          Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)).  The Debtors have complied with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(2) of the Bankruptcy Code.  Specifically, the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, applicable non-bankruptcy law, and the Solicitation Procedures Order in transmitting the Disclosure Statement, the Plan, the Plan Supplement, the Ballots, the Notices of Non-Voting Status, and related documents and notices and in soliciting and tabulating votes on the Plan.

M.          Plan Proposed in Good Faith (11 U.S.C. § 1129(a)(3)).  The Debtors have proposed the Plan (and all documents necessary to effectuate the Plan) in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code.  The Debtors’ good faith is evident from the facts and record of the Chapter 11 Cases, including the declarations and other pleadings filed in support of confirmation of the Plan, and the record of the Confirmation Hearing and these Chapter 11 Cases.  The Plan has been proposed in good faith and for the legitimate purpose of winding down the estates of the Debtors and distributing the assets of the estates in accordance with the priority scheme set forth in the Bankruptcy Code, thereby maximizing the returns available to holders of Claims.  The Plan was negotiated at arm’s length among representatives of the Debtors, the Creditors’ Committee, the Pension Benefit Guaranty Corporation (“PBGC”), the DIP Agent and DIP Lenders, the Purchaser, and representatives of numerous other creditor groups, and their respective professionals.  The Plan incorporates an agreement by the PBGC to limit its claim against the Debtors and their estates to a general unsecured claim estimated of no more than $225 million and to support a chapter 11 plan where the first $5 million of amounts the PBGC would otherwise recover under the Plan based on a pro rata distribution shall be waived and subordinated for the benefit of the Debtors’ other general unsecured creditors.  Further, the Plan’s classification, indemnification, exculpation, release, and injunction provisions, including, without limitation, Sections 10.4, 10.5, 10.6, and 10.7, are proposed in good faith and are consistent with sections 105, 1122, 1123(b)(3)(A), 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each integral to the Plan, supported by valuable consideration, and necessary for the Debtors’ successful liquidation.

N.          Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)).  Any payment made or to be made by any of the Debtors for services or for costs and expenses incurred prior to the Confirmation Date in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been approved by, or is subject to the approval of, the Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

O.          Directors, Officers, and Insiders (11 U.S.C. § 1129(a)(5)).  The Debtors have complied with section 1129(a)(5) of the Bankruptcy Code.  Section 5.4(c) of the Plan provides that the Plan Administrator shall serve as the initial director and officer after the Effective Date, and describes the manner in which additional directors and officers may be appointed, if necessary.

P.           No Rate Changes (11 U.S.C. § 1129(a)(6)).  The Plan does not provide for any changes in any rates.  Thus, section 1129(a)(6) of the Bankruptcy Code is not applicable to these Chapter 11 Cases.

Q.          Best Interests of Creditors (11 U.S.C. § 1129(a)(7)).  The Plan satisfies section 1129(a)(7) of the Bankruptcy Code.  The Plan, the Ficks Declaration, and the liquidation analysis provided in the Disclosure Statement and the other evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that each holder of an impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date.

R.          Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)).  The Unimpaired Classes are unimpaired under the Plan and are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.  Holders of Claims in the Voting Classes that voted on the Plan voted to accept the Plan in accordance with sections 1126(c) and (d) of the Bankruptcy Code.  The Fully Impaired Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.  Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to Fully Impaired Classes, the Plan is confirmable because the Plan satisfies section 1129(b) of the Bankruptcy Code with respect to the Fully Impaired Classes.

S.         Treatment of Administrative Expenses Claims, Priority Tax Claims, and Priority Non-Tax Claims (11 U.S.C. § 1129(a)(9)).  The treatment of Allowed Administrative Expense Claims, Fee Claims, and DIP Claims pursuant to Sections 2.1, 2.2, and 2.3, respectively, of the Plan satisfies the requirements of sections 1129(a)(9)(A) of the Bankruptcy Code.  The treatment of Priority Non-Tax Claims pursuant to Sections 4.6 through 4.10 of the Plan satisfies the requirements of sections 1129(a)(9)(B) of the Bankruptcy Code.  The treatment of Priority Tax Claims pursuant to Sections 4.1 through 4.5 of the Plan satisfies the requirements of section 1129(a)(9)(C) of the Bankruptcy Code.  The Debtors have sufficient Cash to pay Allowed Administrative Expenses, Allowed Priority Tax Claims, and Allowed Non-Tax Priority Claims.

T.          Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)).  Classes 4(a)–(e) (General Unsecured Claims against BSC, BGI, ABI, BSI, and BST, respectively) are impaired under the Plan, and each has voted to accept the Plan by the requisite majority, determined without including any acceptance of the Plan by any insider, thus satisfying the requirements of section 1129(a)(10) of the Bankruptcy Code.

U.          Feasibility (11 U.S.C. § 1129(a)(11)).  The Plan satisfies section 1129(a)(11) of the Bankruptcy Code.  The information in the Disclosure Statement, the Ficks Declaration, and the evidence proffered or adduced at the Confirmation Hearing (i) are persuasive and credible, (ii) have not been controverted by other evidence, and (iii) establish that the Debtors will have sufficient funds to administer and consummate the Plan and to close the Chapter 11 Cases. Thus, the Plan is feasible and provides adequate and appropriate means for its implementation and an orderly wind down and liquidation of the Debtors’ Estates, as contemplated by the Plan, thereby satisfying the requirements of section 1129(a)(11) of the Bankruptcy Code.

V.          Payment of Statutory Fees (11 U.S.C. § 1129(a)(12)).  Section 12.1 of the Plan provides that all fees payable under section 1930 of chapter 123 of title 28, United States Code, together with any interest, have been paid or will be paid on or before the Effective Date, and thereafter as may be required, thereby satisfying the requirements of section 1129(a)(12) of the Bankruptcy Code.

W.          Benefit Plans (11 U.S.C. § 1129(a)(13)).  The Plan complies with section 1129(a)(13) of the Bankruptcy Code by reason of the provisions of Section 8.6 of the Plan.  In addition, the Debtors do not have any obligations to pay retiree benefits (as defined in section 1114 of the Bankruptcy Code).  Therefore, section 1129(a)(13) of the Bankruptcy Code is inapplicable to the Chapter 11 Cases.

X.          No Domestic Support Obligations (11 U.S.C. § 1129(a)(14)).  The Debtors are not required by a judicial or administrative order, or by statute, to pay a domestic support obligation.  Accordingly, section 1129(a)(14) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

Y.           Debtors Are Not Individuals (11 U.S.C. § 1129(a)(15)).  The Debtors are not individuals, and accordingly, section 1129(a)(15) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

Z.          No Applicable Non-Bankruptcy Law Regarding Transfers (11 U.S.C. § 1129(a)(16)).  Each of the Debtors is a moneyed business, commercial corporation, or trust, and accordingly, section 1129(a)(16) of the Bankruptcy Code is inapplicable in these Chapter 11 Cases.

AA.       Fair and Equitable; No Unfair Discrimination (11 U.S.C. § 1129(b)).  Although section 1129(a)(8) of the Bankruptcy Code has not been satisfied with respect to the Classes that have been deemed to reject, the Plan is confirmable because the Plan satisfies section 1129(b) with respect to those Classes.  Based on the Disclosure Statement, the Confirmation Brief, the Ficks Declaration, and the evidence proffered, adduced, or presented by the Debtors at the Confirmation Hearing, the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to the Classes that are impaired and are deemed to reject the Plan, because no Class senior to any rejecting Class is being paid more than in full and the Plan does not provide a recovery on account of any Claim or Interest that is equal to or junior to such rejecting Classes.  Thus, the Debtors have demonstrated that the Plan satisfies section 1129(b) of the Bankruptcy Code.

BB.        Only One Plan (11 U.S.C. § 1129(c)).  The Plan is the only plan filed in the Chapter 11 Cases and, therefore, section 1129(c) of the Bankruptcy Code is not applicable to the Chapter 11 Cases.

CC.        Principal Purpose of the Plan (11 U.S.C. § 1129(d)).  The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and no governmental entity has objected to the confirmation of the Plan on any such grounds.  The Plan, therefore, satisfies the requirements of section 1129(d) of the Bankruptcy Code.

DD.       Small Business Case (11 U.S.C. § 1129(e)).  None of these Chapter 11 Cases are a “small business case,” as that term is defined in the Bankruptcy Code, and, accordingly, section 1129(e) of the Bankruptcy Code is inapplicable.

EE.       Good Faith Solicitation (11 U.S.C. § 1125(e)).  Based on the record before the Court in these Chapter 11 Cases, including the evidence presented at the Confirmation Hearing, the Debtors, the Creditors’ Committee, and their respective directors, officers, employees, members (and such members’ counsel), agents, advisors, and professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, the Solicitation Procedures Order, and any applicable non-bankruptcy law, rule, or regulation in connection with all their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125 of the Bankruptcy Code, and are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in Section 10.7 of the Plan.

FF.         Based upon the foregoing, the Plan satisfies the requirements for confirmation set forth in section 1129 of the Bankruptcy Code.

Other Findings

GG.        Likelihood of Satisfaction of Conditions Precedent to the Effective Date.  Each of the conditions precedent to the Effective Date, as set forth in Section 9.1 of the Plan, has been or is reasonably likely to be satisfied or waived in accordance with the Plan.

HH.       Injunction, Exculpation, and Releases.  The Court has jurisdiction under sections 1334(a) and (b) of title 28 of the United States Code to approve the injunctions, releases, and exculpation provisions set forth in the Plan, including those set forth in Sections 10.4, 10.5, 10.6, and 10.7 of the Plan.  Sections 105(a) and 1123(b) of the Bankruptcy Code permit issuance of the injunctions and approval of the releases, exculpations, and injunctions set forth in Article 10 of the Plan.  The injunctions, releases, and exculpations set forth in the Plan and implemented by this Confirmation Order are fair and reasonable and in the best interests of the Debtors and their estates, creditors, and equity holders.  The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the injunctions, releases, and exculpations provided for in the Plan and the failure to implement the injunctions, exculpations, and releases would seriously impair the Debtors’ ability to confirm the Plan.  Accordingly, based upon the record of the Chapter 11 Cases, the representations of the parties, and/or the evidence proffered, adduced, and/or presented at the Confirmation Hearing, the Court finds that the injunctions, exculpations, and releases set forth in the Plan, including those set forth in Sections 10.4, 10.5, 10.6, and 10.7 of the Plan, are appropriate and consistent with the Bankruptcy Code and applicable law.

II.           Executory Contracts and Unexpired Leases.  Section 8.1 of the Plan, governing the assumption and rejection of executory contracts and unexpired leases, satisfies the requirements of section 365(b) of the Bankruptcy Code.  The Debtors have exercised reasonable business judgment in determining to reject any remaining executory contracts and unexpired leases.  The rejection of any executory contract pursuant to Section 8.1 of the Plan shall be legal, valid, and binding upon the Debtors and their successors and assigns and all non-Debtor parties and their successors and assigns to such Executory Contracts, all to the same extent as if such rejection had been effectuated pursuant to an order of this Court before entry of this Confirmation Order.  On December 4, 2020, as part of the Plan Supplement, the Debtors filed the Assumption Notice, to which the Assumption Schedule is attached as Exhibit 1.  The Debtors provided adequate assurance that the Debtors, the Plan Administrator, or any other party authorized to implement the Plan, will cure defaults (if any) under or relating to each of the executory contracts and unexpired leases that are being assumed and assigned by the Debtors pursuant to the Plan.

JJ.          Conditions Precedent.  The conditions precedent to the Effective Date set forth in Section 9.1 of the Plan may be waived or modified by the Debtors as provided therein, without notice or leave or order of the Court, and without any other formal action other than proceeding to consummate the Plan.

KK.       Good Faith.  The Debtors and the Creditors’ Committee have been acting, are acting, and will continue to act in good faith if they proceed to (i) consummate the Plan and the agreements, settlements, transactions, and transfers set forth therein and (ii) take the actions authorized and directed by this Confirmation Order.

LL.       Objections.  All parties have had a full and fair opportunity to litigate all issues raised in the Objections, or which might have been raised, and the Objections have been fully considered by the Court, or resolved and withdrawn as stated on the record at the Confirmation Hearing and confirmed by the objecting parties on the record of the Confirmation Hearing.

MM.      Waiver of Stay.  Given the facts and circumstances of these Chapter 11 Cases, it is appropriate that the stays of effectiveness of this Confirmation Order imposed by Bankruptcy Rules 3020(e), 6004(h), 6006(d), and 7062, to the extent applicable, be waived.

NN.       Retention of Jurisdiction.  The Court may, and upon the Effective Date shall, retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Cases, including jurisdiction over the matters set forth in Section 11 of the Plan and section 1142 of the Bankruptcy Code.

OO.        Modifications to the Plan.  The modifications made to the Plan since the solicitation (i) complied in all respects with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, (ii) do not adversely affect the treatment of any holder of Allowed Claims, and (iii) do not require re-solicitation of votes with respect to the Plan.  Adequate and sufficient notice of such modifications has been given, no further notice is or shall be required, and such modifications are approved in full.  The votes cast to accept the Plan are deemed to have been cast with respect to the Plan as modified.

ORDER

NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1.           Findings of Fact and Conclusions of Law.  The above-referenced findings of fact and conclusions of law are hereby incorporated by reference as though fully set forth herein and shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable herein by Bankruptcy Rule 9014.  All findings of fact and conclusions of law announced by this Court at the Confirmation Hearing in relation to confirmation of the Plan are hereby incorporated into this Order.  To the extent that any finding of fact shall be determined to be a conclusion of law, it shall be deemed so, and vice versa.

2.          Confirmation of the Plan.  The Plan and each of its provisions shall be, and hereby are, CONFIRMED under section 1129 of the Bankruptcy Code.  The terms of the Plan, all exhibits and schedules thereto, the Plan Documents, and the Plan Supplement are incorporated by reference into and are an integral part of the Plan and this Confirmation Order (whether or not such terms are expressly referenced or described herein).

3.          Plan Modifications and Amendments.  After entry of this Confirmation Order and prior to the Effective Date, the Debtors may, with the reasonable consent of the Creditors’ Committee, upon order of the Court, amend, modify or supplement the Plan in the manner provided for by section 1127 of the Bankruptcy Code or as otherwise permitted by law, in each case without additional disclosure pursuant to section 1125 of the Bankruptcy Code.  After entry of this Confirmation Order and prior to the Effective Date, so long as such action does not materially and adversely affect the treatment of holders of Allowed Claims or Allowed Interests pursuant to the Plan, the Debtors, with the reasonable consent of the Creditors’ Committee, may remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes or effects of the Plan.  Before the Effective Date, the Debtors, with the reasonable consent of the Creditors’ Committee, may make appropriate technical adjustments and modifications to the Plan and the documents contained in the Plan Supplement without further order or approval of the Court; provided, however, that such technical adjustments and modifications do not materially and adversely affect the treatment or rights of holders of Claims or Interests as they existed hereunder or under the Plan prior to any such proposed technical adjustments or modifications.  Any holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan as amended, modified, or supplemented

4.           Objections.  All Objections that have not been withdrawn, waived, or settled, and all reservations of rights pertaining to confirmation of the Plan, are overruled on the merits for the reasons stated in the Court’s bench ruling on December 18, 2020.

5.           Immediate Binding Effect.  Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Wind-Down Estates, any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Interest in the Debtors, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not the holder of such Claim or Interest has accepted the Plan.

6.          Solicitation and Notice.  Notice of the Confirmation Hearing complied with the terms of the Solicitation Procedures Order, was appropriate and satisfactory based on the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.  The solicitation of the votes on the Plan complied with the Solicitation Procedures Order, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Bankruptcy Rules.

7.          Plan Supplement and Exhibits and Schedules to the Plan.  The documents, substantially in the form contained in the Plan Supplement, the exhibits and schedules to the Plan, and any amendments, modifications, and supplements thereto, and the execution, delivery, and performance thereof by the Debtors, the Plan Administrator, or any other party authorized to implement the Plan (through the Debtors or the Plan Administrator, as applicable,) are authorized and approved.

8.           Compliance with Section 1123(a)(6) of the Bankruptcy Code.  As part of the Plan Supplement, the Debtors prepared and filed a form of (i) Articles of Amendment of Articles of Incorporation of Briggs & Stratton Corporation to be filed with the Department of Financial Institutions of the State of Wisconsin, (ii) Articles of Amendment of Amended and Restated Articles of Incorporation of Billy Goat Industries to be filed with the Secretary of State of the State of Missouri, (iii) Articles of Amendment of Amended and Restated Articles of Incorporation of Allmand Bros., Inc. to be filed with the Secretary of State of the State of Nebraska, and (iv) Articles of Amendment of Articles of Incorporation of Briggs & Stratton International, Inc., to be filed with the Department of Financial Institutions of the State of Wisconsin, which provide and, among other things, that the respective Debtors shall not be permitted to issue any non-voting equity securities.  The Plan provides that the only new securities to be issued under the Plan pursuant to Section 4.30(b) of the Plan will be the Single Share issued to the Plan Administrator to hold in trust as custodian for the benefit of the former holders of Equity Interests in BSC.  Accordingly, the requirements of section 1123(a)(6) are satisfied in the Chapter 11 Cases.

9.          Cancellation of Existing Securities and Agreements.  Except for the purpose of evidencing a right to a distribution under the Plan, and except as otherwise set forth in the Plan, all notes, instruments, other securities, and other evidence of debt issued shall be deemed cancelled, discharged, and of no force or effect and the obligations of the Debtors thereunder shall be deemed fully satisfied, released, and discharged.

10.        Cancellation of Notes, Instruments, Certificates, and Other Documents.  On the date that all distributions under the Plan have been made, except to the extent otherwise provided in the Plan: (1) the obligations of the Debtors (a) under each organizational document (including certificates of designation, bylaws, or certificates or articles of incorporation), certificate, share, note, bond, indenture, purchase right, option, warrant, call, put, award, commitment, registration rights, preemptive right, right of first refusal, right of first offer, co-sale right, investor rights, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors or giving rise to any Claim or Interest shall be automatically extinguished, cancelled and of no further force or effect and the Debtors and the Wind-Down Estates shall not have any continuing obligations thereunder, and (b) under each agreement evidencing or creating any right to receive or to be eligible to receive any Interest (including any right of an employee under any agreement to participate in any incentive or compensation plan that provides for the issuance or grant of any Interests or to receive or to be eligible to receive any Interests) shall be automatically extinguished, cancelled, and of no further force and effect, and the Debtors or the Wind-Down Estates shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any instrument, certificate, agreement, or document described in clause (1) above evidencing or creating any indebtedness or obligation of the Debtors shall be released and discharged; provided, that notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture, agreement, note, or other instrument or document that governs the rights of the holder of a Claim or Interest shall continue in effect solely for purposes of (i) enabling the holder of such Claim or Interest to seek allowance of, and receive distributions on account of, such Claim or Interest under the Plan as provided herein; (ii) allowing holders of Claims to retain their respective rights and obligations vis-à-vis other holders of Claims pursuant to any applicable loan documents; (iii) allowing the Unsecured Notes Indenture Trustee to enforce its rights, claims, and interests vis-à-vis any party other than the Debtors; (iv) allowing the Unsecured Notes Indenture Trustee to make the distributions in accordance with the Plan (if any), as applicable; (v) preserving any rights of the Unsecured Notes Indenture Trustee to payment of fees, expenses, and indemnification obligations as against any money or property distributable to the holders of Unsecured Notes Claims; (vi) allowing the Unsecured Notes Indenture Trustee to enforce any obligations owed to it under the Plan and perform any rights or duties, if any, related thereto; (vii) allowing the Unsecured Notes Indenture Trustee to exercise rights and obligations relating to the interests of the holders under the Unsecured Notes Indenture; (viii) allowing the Unsecured Notes Indenture Trustee to appear in the Chapter 11 Cases or in any proceeding in the Court or any other court; and (ix) permitting the Unsecured Notes Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; provided, further, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan; provided, further, that nothing in this section shall effect a cancellation of any Intercompany Interests, or Intercompany Claims.  For the avoidance of doubt, the Unsecured Notes Indenture Trustee shall have the right to exercise its charging lien against distributions to holders of the Unsecured Notes Claims for the payment of the Unsecured Notes Indenture Trustee Fees and Expenses until they are satisfied.

11.         Except for the foregoing, on and after the Effective Date, all duties and responsibilities of the Unsecured Notes Indenture Trustee shall be fully discharged (i) unless otherwise specifically set forth in or provided for under the Plan, the Plan Supplement, or the Confirmation Order, and (ii) except with respect to such other rights of the Unsecured Notes Indenture Trustee that, pursuant to the Unsecured Notes Indenture, survive termination of the Unsecured Notes Indenture.

12.         Sale Order2 and Global Settlement.3  The provisions of the Plan, including treatment provided for hereunder for Allowed General Unsecured Claims and Unsecured Notes Indenture Trustee Fees and Expenses, incorporate and reflect a compromise and settlement by and among the Debtors, the Creditors’ Committee, the PBGC, the DIP Lenders, the DIP Agent, and the Purchaser in accordance with the Global Settlement.  Pursuant to section 1123(b)(3) of the Bankruptcy Code, Bankruptcy Rule 9019, and Sections 2.4 and 5.3 of the Plan, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan and the Global Settlement shall constitute a good faith compromise of Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a General Unsecured Claim may have with respect to any such Claim or any distribution to be made on account of any such Claim.

13.          Unsecured Notes Indenture Trustee Fees and Expenses.  Pursuant to the terms of the Global Settlement, all accrued and unpaid reasonable and documented and undisputed Unsecured Notes Indenture Trustee Fees and Expenses incurred up to (and including) the Effective Date shall, to the extent an invoice is provided to the Debtors at least three Business Days prior to the Effective Date, be paid in full in Cash on the Effective Date, in each case without (i) any reduction to recoveries of the holders of the Unsecured Notes Claims as compared to other holders of General Unsecured Claims; (ii) any requirement to file a fee application with the Court, (iii) the need for itemized time detail, or (iv) any requirement for Court review.  Notwithstanding anything to the contrary set forth herein, the Unsecured Notes Indenture Trustee shall have the right to exercise its charging lien against distributions to holders of the Unsecured Notes Claims for the payment of the Unsecured Notes Indenture Trustee Fees and Expenses.  For the avoidance of doubt, the payment of the Unsecured Notes Indenture Trustee Fees and Expenses, as set forth herein, is expressly authorized by and pursuant to sections 363(b), 364(b), and 503(b) of the Bankruptcy Code as said payment is a material term of the Global Settlement which is embodied in and is part of the Plan.

2 “Sale Order” means that certain Order (I) Authorizing the Sale of the Assets and Equity Interests to the Purchaser Free and Clear of Liens, Claims, Interests, and Encumbrances; (II) Authorizing the Assumption and Assignment of Certain Executory Contracts and Unexpired Leases; and (III) Granting Related Relief (Docket No. 898).

3 “Global Settlement” means the global settlement set forth in paragraph 37 of the Sale Order.

14.         Plan Classification Controlling.  The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.

15.       Compromise and Settlement of Claims, Interests, and Controversies.  In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest.  The entry of this Confirmation Order constitutes this Court’s approval of the treatment of all such Claims, Interests, and controversies, as well as a finding by this Court that such treatment is in the best interests of the Debtors, their estates, and holders of Claims and Interests, and is fair, equitable, and reasonable.

16.         The Plan or Plan Documents shall not constitute or be construed as admissions of any fact or liability, stipulation, or waiver, but rather are in furtherance of settlement in the Chapter 11 Cases.

17.         Setoff.  Pursuant to Section 6.15 of the Plan, the Debtors, the Wind-Down Estates, or the Plan Administrator, as applicable, or such entity’s designee (including, without limitation, the Disbursing Agent) may, but shall not be required to, set off or recoup against any Claim, and any distribution to be made on account of such Claim, any and all claims, rights, and Causes of Action of any nature whatsoever that the Debtors, the Wind-Down Estates, or the Plan Administrator, as applicable, may have against the holder of such Claim pursuant to the Bankruptcy Code or applicable non-bankruptcy law; provided, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor or its successor of any claims, rights, or Causes of Action that a Debtor or its successor or assign may possess against the holder of such Claim.

18.        Objections to Claims.  Pursuant to Section 8.2 of the Plan, the Plan Administrator, on behalf of the Wind-Down Estates, shall be exclusively entitled to object to all Claims.  Any objections to Claims, whether filed or scheduled, shall be served and filed on or before the later of (i) one-hundred and eighty (180) days after the Effective Date, and (ii) such later date(s) as may be fixed by the Court from time to time upon a motion filed by the Plan Administrator on behalf of the Wind-Down Estates.

19.         Rejection of Executory Contracts and Unexpired Leases.  As of and subject to the occurrence of the Effective Date, all executory contracts and unexpired leases to which any of the Debtors are parties shall be deemed rejected, unless such contract or lease (i) was previously assumed or rejected by the Debtors pursuant to an order of the Court; (ii) previously expired or terminated pursuant to its own terms or by agreement of the parties thereto; (iii) is the subject of a motion to assume filed by the Debtors on or before the Confirmation Date; (iv) is by and between the Debtors and the Purchaser; (v) is identified on the Assumption Schedule; or (vi) is identified in Sections 8.3 and 8.4 of the Plan.

20.        In the event that the rejection of an executory contract or unexpired lease hereunder results in damages to the other party or parties to such contract or lease, any Claim for such damages shall be classified and treated as a General Unsecured Claim against the applicable Debtor.  Such Claim shall be forever barred and shall not be enforceable against the Debtors, the Plan Administrator, the Wind-Down Estates, or their respective Estates, properties or interests in property as agents, successors, or assigns, unless a Proof of Claim based on the rejection of the Debtors’ executory contracts or unexpired leases pursuant to the Plan or otherwise is filed with the Court or the Debtors’ claims and noticing agent, and, in either case, served upon counsel for the Debtors or the Wind-Down Estates, as applicable, no later than thirty (30) days after the filing and service of the notice of the occurrence of the Effective Date.

21.         Assumption of Certain Real Property Lease.  Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the entry of this Confirmation Order shall constitute the approval of the assumption provided for in the Plan pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  In accordance with Section 8 of the Plan and the Assumption Notice, the Debtors’ assumption of the real property lease with counterparty KWT Railway, Inc. is hereby approved.

22.         Rejection of Oracle Agreement.  Notwithstanding anything to the contrary in the Plan, this Confirmation Order, the Sale Order, or any notices of assumption or assumption and assignment of executory contracts filed by the Debtors, that certain Master Software License, Support and Services Agreement, dated January 11, 2008, by and between BSC and Oracle America, Inc. (“Oracle”), as successor-in-interest to Endeca Technologies, Inc. (including all statements of work, schedules, appendices, order forms, and amendments thereto, and all related Technical Support Services, the “Oracle Agreement”) shall be deemed rejected as of the date of entry of this Confirmation Order.  For the avoidance of doubt, Oracle shall be authorized to assert (a) Administrative Expense Claims pursuant to section 503(b)(1)(A) of the Bankruptcy Code for Claims arising between the Petition Date and the date of entry of this Confirmation Order in connection with the Oracle Agreement, and (b) General Unsecured Claims for damages arising from the rejection of the Oracle Agreement, as applicable, not later than thirty (30) days after entry of this Confirmation Order; provided, the rights of the Debtors and any other party in interest to object to the Claims related to the Oracle Agreement are expressly preserved.  For the avoidance of doubt, none of the agreements between the Debtors and Oracle shall be assumed pursuant to Section 8.4 of the Plan or any other Plan provision.

23.         Determination of Cure Disputes and Deemed Consent.  As part of the Plan Supplement, the Debtors filed the Assumption Notice, which is attached, as Exhibit 1, to the Assumption Schedule of Assumed Contracts, and the proposed Cure Amount (if any) for each Assumed Contract.  If a non-Debtor party to an Assumed Contract has objected solely to the proposed Cure Amount, the Debtors may pay the undisputed portion of such Cure Amount and reserve an amount sufficient to pay the disputed amount pending further order of the Court or mutual agreement of the parties.  So long as such disputed amount is reserved for, the Debtors may, without delay, assume such Assumed Contract.  Under such circumstances, the objecting non-Debtor counterparty’s recourse is limited to the reserved disputed amount.

24.         If a counterparty failed to file with the Court and serve on the Objection Notice Parties (as defined in the Assumption Notice) a timely objection with respect to an Assumed Contract, the counterparty shall be deemed to have consented to the assumption of the contract by the Debtors and shall be forever barred from asserting any objection with regard to such assumption, including the amount to cure any default under the applicable Assumed Contract and adequate assurance of future performance of the applicable Assumed Contract.  The Cure Amount set forth on the Assumption Schedule shall be controlling and will be the only amount necessary to cure outstanding defaults under the applicable Assumed Contract under section 365 of the Bankruptcy Code notwithstanding anything to the contrary in the Assumed Contract or any other document, and the applicable counterparty shall be forever barred from asserting any additional cure or other amounts with respect to such Assumed Contract against the Debtors or the Wind-Down Estates or the property of any of them.  The Debtors or the Wind-Down Estates shall be deemed to have provided adequate assurance of future performance with respect to the applicable Assumed Contract in accordance with section 365 of the Bankruptcy Code notwithstanding anything to the contrary in the Assumed Contract or any other document.

25.         Qualified Pension Plan Documents.  The Plan Administrator shall use reasonable best efforts to ensure that the Qualified Pension Plan Documents are stored and preserved until the PBGC has completed its review regarding the Qualified Pension Plan and, upon reasonable notice, make such documents available to PBGC for inspection and copying; provided, however, that such obligations herein shall expire twelve (12) months following the Effective Date.

26.         PBGC Rights Reserved.  Notwithstanding any provision to the contrary, no provision contained in the Plan, Confirmation Order, Sale Order, Bankruptcy Code, or any other document filed in any of the Debtors’ bankruptcy cases shall be construed as discharging, releasing, exculpating, or relieving any non-Debtor Person or non-Debtor Entity from any fiduciary duties or liabilities under Title I of ERISA (the “Title I Liabilities”) with respect to the Pension Plans.  The PBGC and the Pension Plans shall not be enjoined or precluded from enforcing Title I Liabilities against any non-Debtor Person or non-Debtor Entity as a result of any of the provisions for satisfaction, release, injunction, exculpation, and discharge of claims in the Plan, Confirmation Order, Sale Order, Bankruptcy Code, or any other document filed in any of the Debtors’ bankruptcy cases; provided, that the foregoing shall not diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code or other applicable law.

27.         Reservation of Rights in Favor of Governmental Units.  Nothing in the Confirmation Order or the Plan shall (i) discharge, release, preclude, or enjoin any liability to a Governmental Unit on the part of any non-Debtor Person or non-Debtor Entity, or (ii) affect any valid right of setoff or recoupment of any Governmental Unit; provided, that the foregoing shall not diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code or other applicable law.

28.       SEC Rights Reserved.  Notwithstanding any provision contained in the Plan or the Confirmation Order, nothing shall (i) preclude the SEC from enforcing its police or regulatory powers; or (ii) enjoin, limit, impair, or delay the SEC from commencing or continuing any claims, causes of action, proceedings, or investigations against any non-Debtor Person or non-Debtor Entity in any forum; provided, that the foregoing shall not diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code or other applicable law.

29.        California Air Resources Board.  Pursuant to the Sale Transaction, the Debtors have transferred to Briggs & Stratton, LLC, their rights and obligations associated with a series of executive orders the California Air Resources Board (“CARB”) issued to the Debtors (the “Executive Orders”) for engine model years 2015 through 2020.  For the avoidance of doubt, nothing in the Plan or the Confirmation Order shall (i) discharge, release, preclude or enjoin any liability to any Governmental Unit on the part of any non-Debtor Person or non-Debtor Entity arising from the obligations associated with the Executive Orders that were transferred to Briggs & Stratton, LLC as part of the Sale Transaction, or (ii) affect the rights of any Governmental Unit to assert setoff and recoupment; provided, that the foregoing shall not diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code or other applicable law.

30.         Mississippi Department of Revenue.  Notwithstanding anything in the Plan or the Confirmation Order to the contrary:

(i)	the Mississippi Department of Revenue’s (the “MDOR”) setoff rights under section 553 of the Bankruptcy Code and recoupment rights, if any, are preserved;

(ii)
with respect to taxes under applicable Mississippi state law, the Debtors, the Wind-Down Estates, or the Plan Administrator, as applicable, shall timely submit returns and remit payment, including penalties and interest, for all taxes due or coming due that are of the kind described in section 503(b)(1)(B) and (C) of the Bankruptcy Code; provided, that notwithstanding the Administrative Expense Claims Bar Date Order, the MDOR shall not be required to file any proofs of claim or requests for payment in these Chapter 11 Cases for any Administrative Expense Claims for the tax liabilities described in section 503(b)(1)(B) and (C) of the Bankruptcy Code prior to the date that is ninety (90) days from the later of the due date for filing of the applicable tax return or the payment due date; provided further, that all rights and defenses of the Debtors, the Wind-Down Estates or the Plan Administrator, as applicable, to object to any Claims (including Administrative Expense Claims) of the MDOR are fully preserved;

(iii)
to the extent the MDOR’s Priority Tax Claims, if any, are not paid in full in cash on the Effective Date, such Priority Tax Claims shall, at a minimum, be paid by regular, quarterly installment payments in cash over a period not to exceed five years after the Petition Date, all as required section 1129(a)(9)(C) of the Bankruptcy Code, along with interest in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code and Mississippi state law, as applicable;

(iv)
the MDOR reserves its right, to the extent such right exists under the Bankruptcy Code and/or the Bankruptcy Rules, to timely amend its proof(s) of claim after the Governmental Claims Bar Date or the Effective Date, whichever is later, with respect to (a) a pending audit, (b) an audit that may be performed, with respect to any pre- or post-petition tax return, or (c) a filed tax return; and

(v)
the Plan shall not release or discharge any liability to the MDOR on the part of any non-Debtor Entity or non-Debtor Person; provided, that the foregoing shall not diminish the scope of any exculpation to which any party is entitled under section 1125(e) of the Bankruptcy Code or other applicable law.

31.          Indemnification of Plan Administrator.  Each of the Wind-Down Estates shall, to the fullest extent permitted by law, indemnify and hold harmless the Plan Administrator and each Plan Administrator Party, solely in their respective capacities as such (collectively, the “Indemnified Persons”) from and against any and all pending or threatened claims, demands, suits, investigations, proceedings, judgments, awards, liabilities, losses, damages, fees and expenses paid or incurred by any Indemnified Person in connection with, arising out of or related to (whether from direct claims or third party claims) the Wind-Down, the Debtors or the Wind-Down Estates, or otherwise in connection with the Plan or the Plan Administrator Agreement (including, but not limited to, any Indemnified Person’s reasonable counsel fees and expenses).  The foregoing indemnification obligations shall not apply in the event that a court of competent jurisdiction finally determines that such claims resulted directly from the Indemnified Person’s gross negligence, willful misconduct, or criminal conduct.  The Indemnified Persons shall be entitled to request advances from the Wind-Down Estates to cover reasonable fees and necessary expenses incurred in connection with defending themselves in any action brought against them as a result of the acts or omissions, actual or alleged, of an Indemnified Person; provided, however, that the Plan Administrator shall not be required to make any such advances; provided further, however, that any Indemnified Person receiving such advances shall repay the amounts so advanced to the Wind-Down Estates upon the entry of a Final Order finding that such Indemnified Person was not entitled to any indemnity under the provisions of  Section 3.2 of the Plan Administrator Agreement.  This indemnification shall survive the death, dissolution, resignation or removal, as may be applicable, of the Indemnified Persons and shall inure to the benefit of the Indemnified Persons’ heirs and assigns.

32.         Return of Deposits.  Pursuant to the Court’s Order (I) Authorizing Assurance of Payment to Utility Providers, (II) Establishing Procedures Providing Adequate Assurance and Resolving Objections by Utility Providers, and (III) Prohibiting Utility Providers from Altering, Refusing, or Discontinuing Utility Service; (IV) Authorizing Debtors to Honor Obligations to Payment Processor in Ordinary Course of Business and (V) Granting Related Relief (Docket No. 377), any deposit or other form of adequate assurance of performance pursuant to section 366 of the Bankruptcy Code that was received by one of the Debtors’ utilities companies during these Chapter 11 Cases (collectively, the “Deposits”) shall be returned to the Debtor, if not already returned, at the earlier of: (i) entry of an order of the Court authorizing the return of the Deposit to the Debtor, and (ii) the Effective Date (at which time the Deposit shall be automatically, without further order of the Court, be returned to the Plan Administrator).

33.        Vesting of Assets.  Pursuant to Section 10.1 of the Plan, on the Effective Date, pursuant to section 1141(b) of the Bankruptcy Code, all property of the Debtors’ Estates shall vest in the Wind-Down Estates free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as otherwise provided in the Sale Order, the Plan, and/or the Confirmation Order.

34.        Release, Injunction, and Exculpation Provisions. For the avoidance of doubt, pursuant to Bankruptcy Rule 3020(c)(1), the following provisions in the Plan are hereby approved and will be effective immediately on the Effective Date without further order or action by the Court, any of the parties to such release or exculpation, or any other Entity: (a) Releases by the Debtors (Section 10.5); (b) Releases by Holders of Claims and Interests (Section 10.6); (c) Exculpation (Section 10.7); (d) Injunction (Sections 10.4); and (e) carve-outs for the PBGC and United States (Sections 10.8 and 10.9).

35.       Release and Exculpation Provisions.  All release and exculpation provisions embodied in the Plan, including those contained in Section 10 of the Plan, are (i) integral parts of the Plan, (ii) fair, equitable, and reasonable, (iii) given for good and valuable consideration, (iv) necessary to the proposed liquidation, (v) reasonable in scope, and (vi) in the best interest of the Debtors and their Estates, the Wind-Down Estates, and all other parties in interest, and such provisions are approved and shall be effective and binding on all persons, to the extent provided in the Plan.  The release provisions contained in Section 10.6 of the Plan were disclosed and explained on the Ballots, on the Opt-Out Election Form, in the Disclosure Statement, and in the Plan and are consensual under applicable law.

36.        Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, or the Confirmation Order, A.B. Boyd Co., Aavid Allcast, LLC, and UFP Technologies, Inc. shall be deemed to have: (a) received an Opt-Out Election Form (as defined in the Solicitation Procedures Order) in connection with their Allowed Administrative Expense Claims; (b) timely returned the Opt-Out Election Form prior to the Opt-Out Deadline (as defined in the Solicitation Procedures Order); and (c) elected not to grant the releases contained in Section 10.6 of the Plan.

37.         Term of Injunctions or Stays.  Pursuant to Section 10.2 of the Plan, unless otherwise provided in the Plan, this Confirmation Order, or in a Final Order of this Court, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

38.         Injunction.  Pursuant to Section 10.4 of the Plan, upon entry of the Confirmation Order, all holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan in relation to any Claim extinguished, discharged, or released pursuant to the Plan.

39.         Except as expressly provided in the Plan, this Confirmation Order, or a separate order of this Court, all Entities who have held, hold, or may hold Claims against or Interests in the Debtors (whether or not proof of such Claims or Interests has been filed and whether or not such Entities vote in favor of, vote against, or abstain from voting on the Plan or are presumed to have accepted or deemed to have rejected the Plan) and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and affiliates are permanently enjoined, on and after the Effective Date, solely with respect to any Claims, Interests, and Causes of Action that will be or are treated, extinguished, discharged, or released pursuant to the Plan from (i) commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, or the Wind-Down Estates, as applicable; (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting, or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree, or order against the Debtors or the Wind-Down Estates; or the property of any of the Debtors or the Wind-Down Estates; (iii) creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors or the Wind-Down Estates or the property of any of the Debtors or the Wind-Down Estates; (iv) asserting any right of setoff, directly or indirectly, against any obligation due from the Debtors or the Wind-Down Estates, or against property or interests in property of any of the Debtors or the Wind-Down Estates, except as contemplated or Allowed by the Plan; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan.

40.         By accepting distributions pursuant to the Plan, each holder of an Allowed Claim extinguished, discharged, or released pursuant to the Plan will be deemed to have affirmatively and specifically consented to be bound by the Plan, including, without limitation, the injunctions set forth in this Section 10.4 of the Plan.

41.         The injunctions in Section 10.4 of the Plan shall extend to any successors of the Debtors (including the Wind-Down Estates) and their respective property and interests in property.

42.       Release by the Debtors.  Pursuant to Section 10.5 of the Plan, as of the Effective Date, except for the rights that remain in effect from and after the Effective Date to enforce the Plan, for good and valuable consideration, including their cooperation and contributions to the Chapter 11 Cases, and except as otherwise provided in the Plan or in this Confirmation Order, the Released Parties will be deemed conclusively, absolutely, unconditionally, irrevocably, and forever released and discharged, to the maximum extent permitted by law, by the Debtors, the Estates, and the Wind-Down Estates, in each case, on behalf of themselves and their respective successors, assigns, and representatives, and any and all other persons that may purport to assert any Cause of Action derivatively, by, through or on behalf of the foregoing Persons and Entities, from any and all Claims and Causes of Action, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise that the Debtors, the Estates, or the Wind-Down Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, in whole or in part, the Debtors, the Chapter 11 Cases, the pre- and post-petition marketing and sale process, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the Disclosure Statement, the Plan (including the Plan Supplement), instruments and other documents relating thereto, or the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that nothing herein shall be construed to release (i) the Released Parties from willful misconduct or intentional fraud as determined by a Final Order; (ii) any obligation of any party under the Plan or any document, instrument, or agreement executed to implement the Plan (including the Plan Supplement) or this Confirmation Order; or (iii) any post-Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement executed to implement the Plan (including the Plan Supplement) or this Confirmation Order.

43.         Releases by Holders of Claims and Interests.  Pursuant to Section 10.6 of the Plan, as of the Effective Date, except (A) for the right to enforce the Plan (including the Plan Supplement) and this Confirmation Order or any right or obligation arising under the Plan (including the Plan Supplement) or this Confirmation Order that remain in effect or become effective after the Effective Date and (B) as otherwise expressly provided in the Plan or in this Confirmation Order, in exchange for good and valuable consideration, including the obligations of the Debtors under the Plan and the contributions of the Released Parties to facilitate and implement the Plan, to the fullest extent permissible under applicable law, as such law may be extended or integrated after the Effective Date, the Released Parties shall be deemed conclusively, absolutely, unconditionally, irrevocably and forever, released, and discharged by each of the following (each such Person or Entity, a “Releasing Party” and, collectively, the “Releasing Parties”):

a.	the Creditors’ Committee and each of its members in their capacity as such;

b.	all holders of Claims who are entitled to vote on the Plan and vote to accept the Plan;

c.
all holders of Claims who (i) are entitled to vote on the Plan and abstain from voting on the Plan or (ii) vote to reject the Plan and, in either case, do not elect to exercise their right, as provided in the Ballot, to opt-out of granting the releases set forth in this Section 10.6;

d.
all holders of Claims who are deemed to accept or reject the Plan, are provided with a notice of non-voting status providing them with the right to opt-out of the releases contained in this Section 10.6, and do not elect to exercise such right;

e.
with respect to any Person or Entity in the foregoing clauses (a) through (d), such entity’s predecessors, successors, assigns, subsidiaries, affiliates, managed accounts or funds, managed or controlled by such Entity and all Persons entitled to assert Claims through or on behalf of such Persons or Entities solely with respect to the matters for which the Releasing Parties are providing releases to the extent such Person or Entity would be obligated to release under principles of agency if it were so directed by the applicable Person or Entity in clauses (a) through (d);

in each case, from any and all Claims and Causes of Action, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, accrued or unaccrued, existing or hereinafter arising, in law, equity, or otherwise, that entity would have been legally entitled to assert in their own right (whether individually, derivatively, or collectively) or on behalf of the holder of any Claim or Interest or other Person, based on or relating to, or in any manner arising prior to the Effective Date, from, in whole or in part, the Debtors, the Chapter 11 Cases, the pre- and post-petition marketing and sale process, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Wind-Down Estates, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests before or during the Chapter 11 Cases, the Disclosure Statement, the Plan (including any Plan Supplement), the DIP Documents or any related agreements, instruments, and other documents relating thereto, or the solicitation of votes with respect to the Plan, or any other act or omission, in all cases based upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date; provided, that nothing herein shall be construed to release (i) the Released Parties from gross negligence, willful misconduct or intentional fraud as determined by a Final Order; (ii) any obligation of any party under the Plan or any document, instrument, or agreement executed to implement the Plan (including the Plan Supplement) or this Confirmation Order; or (iii) any post-Effective Date obligations of any party or Entity under the Plan or any document, instrument, or agreement executed to implement the Plan (including the Plan Supplement) or this Confirmation Order; provided, further, that in the event that a Debtor has substantially defaulted in the performance of its obligations under the Plan prior to the date that all the distributions under the Plan have been made by such Debtor, holders of Claims shall continue to have the same rights to enforce their Claims against such Debtor as they had prior to the consummation of the Plan (in addition to enforcing the Plan).  Except as otherwise set forth in subsection (e) of Section 10.6 of the Plan, the Persons and Entities in (a) through (d) of Section 10.6 of the Plan shall be permanently enjoined from prosecuting any of the foregoing Claims or Causes of Action released under  Section 10.6 of the Plan against each of the Released Parties.

44.          Limitations on Releases by Holders of Claims and Interests.  Notwithstanding anything to the contrary in the Plan or in this Order, including section 10.6 of the Plan and paragraph 43 of this Order, the following parties shall not be “Releasing Parties” under the Plan: (a) all holders of Claims who were entitled to vote on the Plan and abstained from voting on the Plan; (b) all holders of Claims who voted to reject the Plan (whether or not such holders of Claims elected to exercise the opt-out); and (c) all holders of Claims or Interests who were deemed to reject the Plan (whether or not such holders of Claims or Interests elected to exercise the opt-out).

45.          Exculpation.  Pursuant to Section 10.7 of the Plan, to the maximum extent permitted by applicable law, no Exculpated Party will have or incur, and each Exculpated Party is hereby released and exculpated from, any claim, obligation, suit, judgment, damage, demand, debt, right, Cause of Action, remedy, loss, and liability for any claim in connection with or arising out of the administration of the Chapter 11 Cases, the postpetition marketing and sale process, the postpetition purchase or sale, or rescission of the postpetition purchase or sale of any security or asset of the Debtors; the negotiation and pursuit of the Disclosure Statement, the Plan, or the solicitation of votes for, or confirmation of, the Plan; the funding or consummation of the Plan; the occurrence of the Effective Date; the DIP Loan Documents; the administration of the Plan or the property to be distributed under the Plan; or the transactions in furtherance of any of the foregoing; except for fraud, gross negligence, or willful misconduct, as determined by a Final Order.  This exculpation shall be in addition to, and not in limitation of, all other releases, indemnities, exculpations and any other applicable law or rules protecting such Exculpated Parties from liability.  Notwithstanding anything to the contrary in the foregoing, the exculpation set forth herein does not release any post-Effective Date obligation or liability of any Entity under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

46.         Preservation of Rights of Action/Reservation of Rights.

(a)          Pursuant to Section 5.10 of the Plan, other than Causes of Action against an Entity that are waived, relinquished, exculpated, released, compromised, or settled in the Plan, in this Confirmation Order, in the Sale Order, or by another order of this Court, the Debtors reserve any and all Causes of Action.

(b)         Pursuant to Section 8.6 of the Plan, neither the exclusion nor inclusion of any contract or lease by the Debtors on any exhibit, schedule, or other annex to the Plan or in the Plan Supplement, nor anything contained in the Plan, will constitute an admission by the Debtors that any such contract or lease is or is not in fact an executory contract or unexpired lease or that the Debtors, or Wind-Down Estates, or their respective affiliates have any liability thereunder.

47.         Exemption from Certain Transfer Taxes.  To the maximum extent provided by section 1146(a) of the Bankruptcy Code: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Wind-Down Estates, as applicable; or (ii) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate state or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

48.         Expedited Tax Determination.  The Plan Administrator may request an expedited determination of any unpaid tax liability of each Debtor or Wind-Down Estate, as applicable, or their estate under section 505(b) of the Bankruptcy Code, for all taxable periods of such Debtor ending after the Petition Date through the liquidation of such Debtor as determined under applicable tax laws.

49.        Final Fee Applications.  Pursuant to Section 2.2 of the Plan, all entities seeking an award by the Court of Fee Claims shall (i) file with the Court and serve on counsel to the Debtors and the U.S. Trustee, on or before the date that is sixty (60) days after the Effective Date, their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred from the Petition Date through the Effective Date, and (ii) be paid in full, in Cash, in such amounts as are Allowed by the Court (a) on the date upon which an order relating to any such Allowed Fee Claim is entered or as soon as reasonably practicable thereafter; or (b) upon such other terms as may be mutually agreed upon between the holder of such an Allowed Fee Claim and the Debtors, the Wind-Down Estates, or the Plan Administrator, as applicable.

50.        Objections to any Fee Claims must be filed and served on counsel to the Debtors or the Wind-Down Estates, as applicable, and the requesting party no later than twenty-one (21) days after the filing of the final applications for compensation or reimbursement (unless otherwise agreed by the Debtors or the Wind-Down Estates, as applicable, and the party requesting compensation of a Fee Claim).

51.         On or before the Effective Date, (i) holders of Fee Claims shall provide a reasonable estimate of unpaid Fee Claims incurred in rendering services before the Effective Date to the Debtors or the Creditors’ Committee, as applicable, (ii) the Debtors shall establish and fund the Professional Fees Escrow Account, as set forth in Section 2.2 of the Plan, and (iii) the Debtors shall separately escrow such estimated amounts in the Professional Fees Escrow Account for the benefit of the holders of the Fee Claims until the fee applications related thereto are resolved by Final Order or agreement of the parties.  If a holder of a Fee Claim does not provide an estimate, the Debtors may estimate the unpaid and unbilled reasonable and necessary fees and out-of-pocket expenses of such holder of a Fee Claim.  Notwithstanding anything to the contrary in the Plan, funds in the Professional Fees Escrow Account shall not be distributed on account of any Claims other than to pay Allowed Fee Claims pursuant to this Section 2.2 of the Plan; provided, that when all Allowed Fee Claims have been paid in full, any remaining funds in the Professional Fees Escrow Account shall promptly be released and shall revert to, and ownership thereof shall vest in, the Wind-Down Estates without any further action or order of the Court.

52.         Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Debtors, the Wind-Down Estates or the Plan Administrator, as applicable, are authorized to pay compensation for services rendered or reimbursement of expenses incurred after the Effective Date in the ordinary course and without the need for any Court approval.

53.         The Plan Administrator has incurred time prior to the Effective Date in connection with the Plan and the Plan Administrator Agreement and in preparation for the Effective Date, and shall be entitled to compensation for such work on or after the Effective Date.  In accordance with the Plan Administrator Agreement, the payment of the fees and expenses of the Plan Administrator and the Plan Administrator’s retained professionals shall be made from the Wind-Down Budget Reserve and shall not be subject to the approval of the Court; provided, that any disputes related to such fees, costs and expenses shall be brought before the Court.

54.         Dissolution of Creditors’ Committee.  On the Effective Date, the Creditors’ Committee shall dissolve, and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases; provided, however, that after the Effective Date, the Creditors’ Committee shall exist and its professionals shall continue to be retained and shall continue to be entitled to reasonable compensation by the Debtors without the need for further application to the Court with respect to (a) all applications filed pursuant to sections 330 and 331 of the Bankruptcy Code and any related hearings; (b) pending appeals of the Confirmation Order; (c) all other pending litigation, including appeals, in which the Creditors’ Committee is a party; and (d) any transition services requested by the Plan Administrator.

55.         Documents and Instruments.  Each federal, state, commonwealth, local, foreign, or other governmental agency is hereby authorized to accept any and all documents and instruments necessary or appropriate to effectuate, implement, or consummate the transactions contemplated by the Plan and this Confirmation Order.

56.         Payment of Statutory Fees.  On the Effective Date, and thereafter as may be required, the Wind-Down Estates or the Plan Administrator, as applicable, shall pay all Statutory Fees that are due and payable, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case.  The obligations under Section 12.1 of the Plan shall remain for each Debtor until such time as a final decree is entered closing the Chapter 11 Case for such Debtor, a Final Order converting such Debtor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code is entered, or a Final Order dismissing such Debtor’s Chapter 11 Case is entered.

57.         Effect of Failure of Conditions to Effective Date.  Unless otherwise extended by the Debtors, with the reasonable consent of the Creditors’ Committee, if the Effective Date does not occur on or before the date that is one hundred and eighty (180) days after the date on which this Confirmation Order is entered or if the Confirmation Order is vacated, (a) no distributions under the Plan shall be made, (b) the Debtors and all holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, and (c) all the Debtors’ obligations with respect to the Claims and the Interests shall remain unchanged and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors, any Holder of Claim or Interest, or any other entity or to prejudice in any manner the rights of the Debtors, any Holder of Claim or Interest, or any other entity in any further proceedings involving the Debtors or otherwise.

58.         Notice of Entry of Confirmation Order.  Within fourteen (14) days of the date of entry of this Confirmation Order or as soon as reasonably practicable thereafter, the Debtors shall serve notice of entry of this Confirmation Order (which, in the Debtors’ discretion, may be combined with the Notice of the Effective Date) pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and Interest holders, the United States Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the “Notice of Confirmation”), to be delivered to such parties by first-class mail, postage prepaid; provided, however, that any other party that has requested notice pursuant to Bankruptcy Rule 2002 may be served with the Notice of Confirmation by e-mail.  The notice described herein is adequate under the particular circumstances, and no other or further notice is necessary.

59.        Notice of Effective Date. Not later than three (3) Business Days following the Effective Date, the Debtors or the Plan Administrator, as applicable, shall file a notice (the “Notice of Effective Date”) of entry of this Confirmation Order, pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c), and of the occurrence of the Effective Date with the Court.  As soon as practicable after the occurrence of the Effective Date, the Plan Administrator, on behalf of the Debtors, shall serve the Notice of Effective Date on all holders of Claims and Interests, the U.S. Trustee, and other parties in interest, by causing the Notice of Effective Date to be delivered to such parties by first-class mail, postage prepaid.

60.         Nullification of the Plan.  If the Plan is not confirmed or the Effective Date does not occur, in each case with respect to a Debtor, then, with respect to such Debtor: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (c) nothing contained in the Plan shall: (i) constitute a waiver or release of any Claims or Interests; (ii) prejudice in any manner the rights of the Debtors, the Estates, any Holder of Claim or Interest, or any other Entity; or (iii) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors, the Estates, any Holder of Claim or Interest, or any other Entity.

61.        Severability.  Each term and provision of the Plan, as it may have been altered or interpreted in accordance with Section 12.6 of the Plan, is (i) valid and enforceable pursuant to its terms; (ii) integral to the Plan and may not be deleted or modified without the consent of the Debtors, the Wind-Down Estates or the Plan Administrator (as the case may be); and (iii) nonseverable and mutually dependent.

62.       Applicable Non-Bankruptcy Law.  Pursuant to section 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Confirmation Order, the Plan, and related documents, or any amendments or modifications thereto shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

63.        Governmental Approvals Not Required.  This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or other governmental authority with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, and any other acts referred to in, or contemplated by, the Plan and the Disclosure Statement.

64.        Governing Law.  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, that corporate or limited liability company governance matters relating to the Debtors shall be governed by the laws of the state of incorporation or formation (as applicable) of the applicable Debtor.

65.         Retention of Jurisdiction.  Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, this Court shall retain exclusive jurisdiction with respect to all matters arising from or related to the Chapter 11 Cases, the Plan, and the implementation of this Confirmation Order, including, without limitation, those matters set forth in Section 11 of the Plan.

66.          No Waiver.  The failure to include specifically any particular provision of the Plan or any related document or agreement in this Confirmation Order will not diminish or impair the effectiveness of such provision nor constitute a waiver thereof, it being the intent of the Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

67.        Controlling Document.  In accordance with Section 1(C) of the Plan, if there is determined to be any inconsistency between any provision of the Plan and any provision of this Confirmation Order that cannot be reconciled, then, solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern, and any such provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

68.          Final Order.  This Confirmation Order is a final order and the period in which an appeal must be filed shall commence upon the entry hereof.

DATED:	December 18, 2020 St. Louis, Missouri

/s/ Barry S. Schermer
Barry S. Schermer
United States Bankruptcy Judge

Exhibit A

Plan

[To be attached.]